                         NEWS RELEASE

Lincoln Financial Group Reports Fourth Quarter and Full Year 2010 Results
_____________________________________________
Revenue Growth Reflects Strength of Franchise
Total Account Balances Rise 11% to $157 billion Reflecting Improved Markets and Positive Net Flows
 Consolidated Deposits of $5.5 Billion up 12% in the Quarter, Full Year of $20.9 billion up 6%

Philadelphia, PA, February 2, 2011 – Lincoln Financial Group (NYSE:LNC) today reported net income of $196 million, or $0.60 of net income per diluted share, for the fourth quarter of 2010. By comparison, net income for the fourth quarter of 2009 was $102 million, or $0.27 per diluted share available to common stockholders. For the full year of 2010, net income was $980 million, or $2.54 per diluted share available to common stockholders, versus a net loss of $485 million, or a loss of $1.85 per share available to common stockholders, in 2009.

For the fourth quarter of 2010 income from operations was $266 million, or $0.82 per diluted share, compared to $297 million, or $0.90 per diluted share available to common stockholders, in the fourth quarter of 2009.  Earnings this quarter included a charge of $41 million, or $0.13 per share associated with litigation and settlement expenses.  This charge was partially offset by $9 million, or $0.03 per share of net positive items in the quarter, including better than expected investment income results.  For the full year of 2010, income from operations reached $1.0 billion, or $3.13 per diluted share available to common stockholders, compared to $943 million, or $3.18 per diluted share available to common stockholders, in 2009.

	For the Quarter Ended		For the Year Ended
($ in millions except per share data)	2010	2009	2010	2009
Net Income (Loss)	$196	$102	$980	$(485)
Net Income (Loss) Available to Common Stockholders	196	84	812	(519)
Net Income (Loss) Per Diluted Share Available to Common Stockholders	0.60	0.27	2.54	(1.85)
Income (Loss) from Operations	266	297	1,038	943
Income (Loss) from Operations Per Diluted Share Available to Common Stockholders	0.82	0.90	3.13	3.18
Average Diluted Shares	323.4	311.6	319.2	285.6

“The fourth quarter caps a year of solid growth in operating revenues and income from operations, which showcase the earnings power of our franchise,” said Dennis R. Glass, president and chief executive officer. “With a strong, flexible capital structure in place, healthy retirement account balances going into the year, and much of the noise from the crisis behind us, we believe Lincoln is well-positioned to deliver value to our shareholders in 2011.”

Fourth Quarter 2010 Operating Highlights:
•	Consolidated deposits of $5.5 billion up 12% compared to the prior-year quarter
•	Total account balances increased 11% year-over-year to $157.3 billion, driven by positive equity markets and net flows.
•	Variable annuity deposits of $2.2 billion up 7% over the prior-year quarter.
•	Defined Contribution gross deposits of $1.4 billion up 17% over the prior-year quarter.
•	MoneyGuard® sales up 74% over the prior-year quarter.

Full Year 2010 Operating Highlights
•	Consolidated deposits of $20.9 billion up 6% compared to the prior year
•	Variable annuity deposits of $8.3 billion up 15% over the prior year.
•	Defined Contribution gross deposits of $5.3 billion up 7% over the prior year.
•	Gross life insurance deposits of $4.9 billion up 11% over the prior year.
•	Life insurance in force up 4% to $563 billion including 7% increase in term insurance.

Fourth Quarter 2010 – Segment Results

Retirement Solutions
Individual Annuities
The Individual Annuities segment reported income from operations of $123 million in the fourth quarter of 2010 versus income from operations of $120 million in the year-ago period, reflecting a 16% increase in the average daily variable annuity account values. The current quarter included net positive items of $2 million including $6 million of alternative investment income and prepayment and make whole premiums in excess of expected levels partially offset by higher DAC amortization.  The 2009 quarter included net positive items of approximately $19 million, after tax.

Gross annuity deposits in the fourth quarter were $2.6 billion, up 5% from the prior year’s quarter. For the full year, gross deposits were $10.7 billion versus $10.4 billion in 2009, and net flows were $3.6 billion compared to $3.9 billion in 2009.

Variable annuity deposits in the quarter of $2.2 billion were up 7% over the prior-year quarter reflecting improved wholesaler productivity and channel expansion.

Defined Contribution
Defined Contribution reported income from operations of $33 million, flat with the prior-year quarter.  The current quarter included net negative items of $3 million. Better than expected alternative investment income and prepayment and make whole premiums of $4 million after-tax was offset by negative $7 million after tax of various items, primarily DAC unlocking.

Gross deposits in the quarter of $1.4 billion were up 17% versus the prior-year quarter driven by strong new sales in both our mid-to-large case market and our small case market.  Total net flows in the current quarter were a negative $304 million as compared to a negative $62 million in the 2009 quarter, driven primarily by a large plan termination.  For the full year, gross deposits were $5.3 billion versus $5.0 billion in 2009, and net flows were a negative $291 million versus $995 million in 2009.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $166 million, compared to $158 million in the fourth quarter of 2009.  The current quarter’s results included net positive items totaling $10 million, primarily attributable to alternative investment income and prepayment and make whole premiums in excess of expected levels.

Life insurance sales of $206 million increased 6% over the prior-year quarter reflecting strong double-digit sales increases of MoneyGuard® and increased production in our Executive Benefits division. Full-year life insurance sales were $637 million, up 4% year-over-year.

Group Protection
For the fourth quarter, Group Protection’s income from operations was $18 million, compared to $30 million in the prior-year period.

The non-medical loss ratio of 76% in the current quarter compared to 69% in the fourth quarter of 2009 and 79% in the third quarter 2010.

Net earned premiums for the fourth quarter were $424 million, up 7% year over year. Quarterly sales totaled $156 million versus $167 million in 2009. For the full year, net earned premiums were $1.7 billion versus $1.6 billion in 2009, and annualized sales were $353 million compared to $360 million.

Other Operations
The operating loss in Other Operations was $74 million in the quarter versus a loss of $44 million in the prior-year quarter. The current quarter included a $41 million charge primarily related to the settlement of our previously disclosed litigation with Transamerica.

Realized Gains and Losses
In the quarter, insurance general account realized losses and impairments, net of gains, totaled $83 million pre-tax, compared to $159 million in prior-year quarter.

Unrealized Gains and Losses
The company reported a net unrealized gain of approximately $2.9 billion, pre tax, on its available-for-sale securities at December 31, 2010.  This compares to a net unrealized loss position of $43 million at December 31, 2009.

Capital
During the quarter, the company completed a series of capital-related transactions:
•	Raised the quarterly common stock dividend to $0.05 per share.
•	Announced the intent to repurchase up to $125 million of its common stock over a 15-month period and repurchased $25 million of stock in the fourth quarter.
•	Redeemed all $150 million in outstanding 6.75% Series F Trust Preferred Securities.

Book Value
As of December 31, 2010, the book value per share of common stock, including accumulated other comprehensive income (“AOCI”), was $40.54 compared to $36.02 a year ago. Book value per share, excluding AOCI, was $38.17, compared to $36.89 a year ago.

This press release may contain statements that are forward looking, and actual results may differ materially, especially given the current economic and credit conditions. Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s fourth quarter results with investors in a conference call beginning at 1:00 p.m. (ET) on Thursday, February 3, 2011. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:        (877) 776-4049 (Domestic)
(914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its fourth quarter 2010 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $157 billion as of December 31, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:       Jim Sjoreen                                                                  Laurel O’Brien
                        484 583-1420                                                               484 583-1735
Investor Relations                                                     Media Relations
Investorrelations@LFG.com                                    mediarelations@LFG.com

Definition of Income (Loss) from Operations and Return on Equity
Income (loss) from operations and return on equity, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments; embedded derivatives within certain reinsurance arrangements and the change in the fair value of our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

The earnings used to calculate ROE, as used in the earnings release, are net income (loss) and income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

($ in millions, except per share data)
	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Income (Loss) Available to Common
Stockholders - Diluted	$195.6	$84.1	$811.7	$(519.3)
Less:
Preferred stock dividends and accretion of discount	-	(18.2)	(36.7)	(34.5)
Write-off of unamortized discount on preferred stock
at liquidation	-	-	(130.6)	-
Adjustment for deferred units of LNC stock in our
non-director deferred compensation plans (1)	-	-	(1.3)	-
Minority interest adjustment (2)	-	-	-	(0.1)
Net Income (Loss)	195.6	102.3	980.3	(484.7)
Less:
Excluded realized gain (loss), after-tax	(77.8)	(98.3)	(95.1)	(779.8)
Benefit ratio unlocking, after-tax	10.7	7.6	10.4	88.8
Income (loss) from reserve changes (net of related
amortization) on business sold through
reinsurance, after-tax	0.3	0.5	1.7	1.7
Gain (loss) on early extinguishment of debt, after tax	(3.1)	-	(3.1)	41.8
Impairment of intangibles, after-tax	-	(108.8)	-	(710.3)
Income (loss) from discontinued operations, after-tax	-	4.1	28.9	(70.0)
Income (Loss) from Operations	$265.5	$297.2	$1,037.5	$943.1

Earnings (Loss) Per Share (Diluted)
Income (loss) from operations	$0.82	$0.90	$3.13	$3.18
Net income (loss) (3)	0.60	0.27	2.54	(1.85)

Average Stockholders' Equity
Average equity, including average AOCI	$13,181.7	$11,677.8	$12,704.1	$9,473.1
Average AOCI	1,204.6	(241.0)	786.2	(1,608.9)
Average equity, excluding AOCI	11,977.1	11,918.8	11,917.9	11,082.0
Average goodwill	3,019.4	3,054.9	3,015.7	3,161.0
Average equity, excluding AOCI and goodwill	$8,957.7	$8,863.9	$8,902.2	$7,921.0

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	6.5%	3.4%	8.2%	-4.4%
Income (loss) from operations with average equity including goodwill	8.9%	10.0%	8.7%	8.5%
Income (loss) from operations with average equity excluding goodwill	11.9%	13.4%	11.7%	11.9%

(1) The numerator used in the calculation of our diluted EPS is adjusted down for the removal of the favorable mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.
(2) Relates to outstanding stock options under the Delaware Investments U.S. Inc. stock option incentive plan.
(3) In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI and Series B preferred stock balances as it is non-convertible (issued and sold to the U.S. Treasury in connection with the Troubled Asset Relief Program Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008), by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of December 31, 2010 and 2009 is set forth below.

	As of December 31,
	2010	2009
Book value per share, including AOCI (1)	$40.54	$36.02
Per share impact of AOCI	2.37	(0.87)
Book value per share, excluding AOCI (1)	$38.17	$36.89

(1) These computations exclude Series B preferred stock balances as it is non-convertible.

($ in millions, except per share data)
	For the Three Months Ended
	December 31,
	2010	2009

Revenues	$2,661.8	$2,402.4

Net Income (Loss)	$195.6	$102.3
Preferred stock dividends and accretion of discount	-	(18.2)
Net Income (Loss) Available to Common
Stockholders - Diluted	195.6	84.1

Earnings (Loss) Per Common Share - Basic	$0.62	$0.28
Earnings (Loss) Per Common Share - Diluted (1)	0.60	0.27

Average Shares - Basic	316,360,151	301,929,354
Average Shares - Diluted	323,378,708	311,553,182

	For the Years Ended
	December 31,
	2010	2009

Revenues	$10,406.5	$8,498.8

Net Income (Loss)	$980.3	$(484.7)
Preferred stock dividends and accretion of discount	(36.7)	(34.5)
Write-off of unamortized discount on preferred stock
at redemption	(130.6)	-
Adjustment for deferred units of LNC stock in our
non-director deferred compensation plans (2)	(1.3)	-
Minority interest adjustment (3)	-	(0.1)
Net Income (Loss) Available to Common
Stockholders - Diluted	811.7	(519.3)

Earnings (Loss) Per Common Share - Basic	$2.62	$(1.85)
Earnings (Loss) Per Common Share - Diluted (1)	2.54	(1.85)

Average Shares - Basic	310,005,264	280,031,363
Average Shares - Diluted	319,213,748	285,635,603

(1) In those periods with a loss from continuing operations, shares used in the earnings per share calculation represent basic shares, since using diluted shares would have been anti-dilutive.
(2) The numerator used in the calculation of our diluted EPS is adjusted down for the removal of the favorable mark-to-market adjustment for deferred units of LNC stock in our non-director deferred compensation plans if the effect of equity classification would be more dilutive to our diluted EPS.
(3) Relates to outstanding stock options under the Delaware Investments U.S. Inc. stock option incentive plan.

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets, including goodwill and a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital, or "RBC," requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline 43, or "AG43" (also known as Commissioners Annuity Reserve Valuation Method for Variable Annuities or "VACARVM"); restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and the financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
Changes in or sustained low interest rates causing a reduction of investment income, a reduction in estimated gross profits to our variable annuity and universal life products, the margins of our subsidiaries' fixed annuity and life insurance businesses and demand for their products;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•	Ineffectiveness of our various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;
•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in elevated impairments on investments and amortization of intangible assets that may cause an increase in reserves and/or a reduction in assets, resulting in a corresponding decrease in net income;

•
Changes in accounting principles generally accepted in the United States, or "GAAP," including moving to International Financial Reporting Standards, as well as the methodologies, estimations and assumptions thereunder, that may result in unanticipated changes to our net income;

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•	Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in our portfolios requiring that we realize losses on such investments;
•
The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including our ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown impact on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.